EXHIBIT 4.4

EMPLOYMENT AGREEMENT

This Employment Agreement, dated January 2, 2007, is between BioLineRx USA, Inc a Delaware corporation (the “Company”), a wholly-owned subsidiary of BioLineRx, Ltd (“BioLineRx”) and Nir Gamliel an individual residing at 16 Treworthy Road, North Potomac, Maryland 20878 (“Executive”).

POSITION AND RESPONSIBILITIES

1.1         Position.  Executive is employed by the Company to render services to the Company in the position of Corporate Officer and Vice President of Business Development.  Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company.  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive shall report to the Company President.  In the event that there is no President the Executive will report to the Board of Directors of the Company.

1.2         Other Activities.  Executive shall devote his/her full business time, attention and skill to perform any assigned duties, services and responsibilities while employed by the Company, for the furtherance of the Company's business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

1.3         No Conflict.  Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

COMPENSATION AND BENEFITS

2.1         Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary equivalent to One Hundred Seventy Thousand Dollars ($170,000) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  Executive's Base Salary shall be reduced by withholdings required by law.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

2.2         Bonus Plan. Executive shall be eligible to receive one or more bonuses determined in accordance with this Section 2.2.

2.2.1  Signing Bonus.  A signing bonus of US$ 5,000, payable on the first payroll.

2.2.2  Target Bonus.  For each year, Executive will be eligible to receive a Target Bonus as defined by Company’s Board of Directors.

2.2.2.1  For the calendar year ending December 31, 2008, the Executive’s Target Bonus shall be 25% of the Base Salary for that year for meeting the goals that shall be mutually agreed by the Executive and the Company’s Board of Directors within 8 weeks of the date of the execution of this Agreement.

2.2.2.2  For the calendar year ending December 31, 2009 and thereafter, the Executive’s Target Bonus shall be (i) 25% of the Base Salary for non-deal goals that shall be mutually agreed by the Executive and the Company’s Board of Directors plus (ii)  and an additional 35% of the base salary for each “Deal” signed, as such term is defined from time to time by the Company’s Board of Directors, payable on the payroll following the Deal, and in each case subject to review and approval by the Company’s Board of Directors (the “Deal Bonus”).

2.2.3  Participation in Management Bonus Pool.  Executive shall also be eligible to participate in any additional Deal related bonus pool then in effect.

2.3         Stock Options.  The Company shall recommend to the Board of Directors of BioLineRx that Executive be provided with an option to purchase 150,000 ordinary shares of BioLineRx, subject to vesting in accordance with BioLineRx’s standard terms.  This recommendation will be considered for approval at the BioLineRx’s next Board of Directors’ meeting.  The exercise price per share of any approved options will be the market price of BioLineRx’s ordinary shares at the close of trading on the TASE on the day of the BioLineRx Board of Directors meeting at which such grant is approved.  Executive’s entitlement to any stock options that may be approved is conditioned upon Executive’s signing of the Stock Option Agreement, and is subject to its terms and the terms of the Stock Option Plan under which the options are granted, including vesting requirements.

2.4         Benefits.  Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.   Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to receive the following social benefits:

2.4.1     Standard US medical and dental insurance;

2.4.2.    401K plan, under which the Company shall match up to 50% of Executive’s contribution, and up to a maximum of US$ 15,500 per year;

2.4.3     Standard disability and life insurance; and

2.4.4     20 vacation days per calendar year.

2.5         Expenses.  The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines, as they may be amended at the Company’s sole discretion.

2.5.1  Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to reimbursement of up to $700 per month for documented expenses associated with the leasing and operating of a car, subject to the Company’s standard policies and conditions.

2.5.2   Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to coverage of telecommunication expenses, subject to the Company’s standard policies and conditions.

AT-WILL EMPLOYMENT

3.1.        Company shall have the right to terminate Executive’s employment with Company at any time For Cause or Not For Cause, subject to the notice requirements described in this Section 3.  Company shall have the right to terminate Executive’s employment with the Company at any time upon written notice delivered to the Executive, which notice shall specify the date of termination of Executive’s employment, which date shall be no less than thirty (30) days after the date notice is received by Executive. Similarly, Executive shall have the right to terminate his employment at any time upon written notice delivered to the Company, which notice shall specify the date of termination of Executive’s employment which date shall be no less than thirty (30) days after the date notice is received by the Company. Company shall also have the right, in its sole discretion, to pay Executive in lieu of the notice specified above. Notwithstanding anything to the contrary contained in this Agreement, the employment of Executive shall be “at-will” at all times.  The Company or Executive may terminate Executive’s employment with the Company at any time, subject to the notice provisions specified herein, for any reason or no reason at all.  The at-will relationship may not be modified by anything contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease, provided however, that any Deal entitling Executive to the Deal Bonus, drafts of which have already been prepared prior to termination of Executive’s employment, and which is executed within ninety (90) days of Executive’s termination hereunder shall entitle Executive to receive the Deal Bonus under Section 2.2.2 above.

3.2.        Termination For Cause.
3.2.1.  “For Cause” for termination shall mean:  if in the sole discretion of the Company: (i) there is a failure by the Executive to follow a lawful direction or order of the Board of Directors of the Company or the Board of Directors of the Company; (ii) there is a serious neglect of duty by the Executive; (iii) Executive exhibits unfitness for service (such as being intoxicated at work), dishonesty related to his work, persistent and material deficiencies in performance or gross incompetence; (iv) Executive is convicted of a felony or other crime involving dishonesty, intentional misconduct or breach of trust; (v) Executive becomes mentally or physically incapacitated and cannot carry out his/her duties for a period of more than one hundred twenty (120) days.  No termination For Cause under subsections (i), (ii), or (iii) shall be effective unless Company shall have first given Executive written notice specifying in reasonable detail the event or events giving rise to the alleged For Cause, and Executive has failed to fully cure such event or events during the thirty (30) day period following the provision of such written notice.

3.2.2.    In the event Executive’s employment is terminated at any time For Cause, he will be entitled to Accrued Obligations, but he will not be entitled to pay in lieu of notice, Severance Pay, pro rata bonus, Deal Bonus, or any other such compensation.

3.3.        Termination Not For Cause. In the event Executive’s employment is terminated by the Company Not For Cause, then Executive shall be entitled to receive an amount equal to the Executive’s Base Salary during a three (3) month period (and equal to the Base Salary multiplied by one quarter (¼)) (the “Severance Pay”).

3.4.        Voluntary or Mutual Termination.
3.4.1.   Executive may voluntarily terminate his employment with Company at any time after which, other than the Accrued Obligations, no further compensation will be paid to Executive.
3.4.2.   In the event Executive voluntarily terminates his employment, other than the Accrued Obligations, he will not be entitled to, pay in lieu of notice, Severance Pay, or any other such compensation.

TERMINATION OBLIGATIONS

4.1         Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

4.2         Resignation and Compensation.  Following any termination of employment, Executive shall, upon the Company’s request, cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate (at the Company’s expense) with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

5.1         Proprietary Information and Non Competition Agreement.  Executive has executed BioLineRx’s standard assignment of IP, confidentiality, non disclosure and non competition agreement, dated November __, 2007, which is attached as Exhibit B (“Proprietary Information Agreement”). Executive acknowledges and agrees that the Proprietary Information Agreement shall apply during the entire term of this Employment Agreement and thereafter. For purposes of this Agreement the Company is current engaged in the business of drug development in multiple therapeutic areas.

5.2         Non-Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

ARBITRATION; VENUE

Executive hereby agrees and acknowledges that any disputes between the parties shall be finally settled under the procedure and rules of the Rules of Conciliation and Arbitration of the International Chamber of Commerce in the English language by one (1) arbitrator appointed in accordance with these rules. If such attempt at arbitration shall fail within a period of six (6) months, the matter shall be subject to the jurisdiction of the competent courts of the State of Delaware. The parties agree that the competent courts of the State of Delaware shall have exclusive jurisdiction to settle any dispute which may arise in connection with this Agreement, and the employment relationship established by this Agreement..

AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

ASSIGNMENT; BINDING EFFECT

9.1         Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.  Notwithstanding the generality of the foregoing, the Company, in its sole discretion, may assign this Agreement to BioLineRx at any time, without the need to obtain Executive’s consent.

9.2         Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

NOTICES

Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below.  Notices under this Agreement shall be effective upon (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile.  Executive shall be obligated to notify the Company in writing of any change in Executive's address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

BioLineRx USA, Inc
15400 Calhoun Drive, Suite #125
Rockville, Maryland 20855

Executive’s Notice Address:

Nir Gamliel
16 Treworthy Road
North Potomac, Maryland 20878

SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

TAXES

All amounts paid under this Agreement (including without limitation Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

GOVERNING LAW

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to Delaware conflict of laws principles.

INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that Executive’s obligations under Section 5 of this Agreement, including Exhibit B referenced therein, shall survive the termination of employment and the termination of this Agreement.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

ENTIRE AGREEMENT

This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.

Executive acknowledges Executive has had the opportunity to consult legal counsel concerning this agreement, that Executive has read and understands the agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on Executive’s own judgment and not on any representations or promises other than those contained in this agreement.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

BioLineRx USA, Inc.:		Executive:

By:	/s/ Morris Laster	By: /s/ Nir Gamliel

Title:	Director